Exhibit 99.1

CEN Biotech, Inc. Announces Trading Symbol “CENBF”

WINDSOR, ON, April 5, 2021 (Newswire) - Cen Biotech, Inc. (the “Company”) a global holding company focused on the manufacturing, production and development of LED lighting technology and hemp-based products, announced today that the Financial Industry Regulatory Authority (“FINRA”) has given permission to a market maker to initiate a priced quotation of the Company’s common shares (the “Shares”) on the OTC Link alternative trading system (operated by OTC Markets Group Inc.) under the trading symbol “CENBF”.

Please note that FINRA's processing of a Form 211 in no way constitutes FINRA's approval of the security, the issuer, or the issuer's business and relates solely to the submitting broker-dealer's obligation to comply with FINRA Rule 6432 and SEC Rule 15c-211 when quoting a security.

The Company plans to apply to have its Shares traded on the OTCQB Venture Market. The OTCQB Venture Market, operated by OTC Markets Group Inc., is for early-stage and developing U.S. and international companies. To be eligible, companies must meet certain standards, including being current in their reporting and undergoing an annual verification and management certification process. Companies must also meet $0.01 bid test and may not be in bankruptcy. There can be no assurance that the Company can be successful in its OTCQB Application as planned, or at all.

The Company also plans to apply to the Depository Trust Company (“DTC”) for DWAC/FAST transfer for the Shares. DTC's Deposit and Withdrawal at Custodian ("DWAC") service provides participants with the ability to make electronic book-entry deposits and withdrawals of eligible securities into and out of their DTC book-entry accounts using a Fast Automated Securities Transfer service ("FAST") transfer agent as the distribution point. There can be no assurance that the Company can be successful in its DTC application as planned, or at all.

Forward-looking Statements

This press release contains “forward-looking” statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks include such factors as the inability complete our intended actions as planned, the Company’s ability to continue as a going concern, as well as additional risks and uncertainties that are identified and described in the Company’s reports filed with the Securities and Exchange Commission. Results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement, except as required to in accordance with applicable laws.

About CEN Biotech, Inc.

CEN Biotech, Inc. is a global holding company focused on the manufacturing, production and development of LED lighting technology and hemp-based products. The Company intends to continue to explore the usage of hemp, which it now intends to cultivate for usage in industrial, medical and food products.

Press Contact

Brian S. Payne, Vice President

Direct: (519) 419-4958, Extension 1505

E-Mail: brian@cenbiotechinc.com